ADDENDUM PURSUANT TO SECTION 6.2 OF THE CODE OF CONDUCT OF
                 THE HONG KONG SECURITIES & FUTURES COMMISSION (THE "SFC")

     This Addendum (the "Addendum") is made and entered into as of this 9th day of December, 1997 by the Franklin Valuemark Funds (the "Trust"), on behalf of Templeton Developing Markets Equity Fund (the "Fund"), and Templeton Asset Management Ltd. (the "Investment Manager").

     WHEREAS, the Trust and the Investment Manager are parties to the Investment Management Agreement dated as of October 1, 1995 (the "Investment Management Agreement"); and

     WHEREAS, Section 6.2 of the SFC's Code of Conduct for Persons Registered with the Securities and Futures Commission (the "Code") requires that certain additional information be included in the Investment Management Agreement.

     NOW THEREFORE, the parties hereto agree that, pursuant to Section 6.2 of the Code, the following information is included in the Investment Management
Agreement:

     SECTION 1. UNDERTAKINGS. Each Party undertakes to notify the other party in the event of any material change to the information provided in the Investment Management Agreement.

      SECTION 2.   CERTAIN INFORMATION ABOUT THE INVESTMENT MANAGER.

      (a)   The Investment Manager's full name and address is:
            Templeton Asset Management Ltd.
            7 Temasek Boulevard
            #38-03 Suntec Tower One
            Singapore 038987

      (b)   The Investment Manager's registration status with the SFC is active.

    SECTION 3. CERTAIN INFORMATION ABOUT THE TRUST.   The Trust's full name and
    verified address is:

            Franklin Valuemark Funds
            777 Mariners Island Boulevard
            San Mateo, California 94403




     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed by their respective duly authorized officers.




                              FRANKLIN VALUEMARK FUNDS on behalf of
                              Templeton Developing Markets Equity Fund



                              By:   /s/ Deborah R. Gatzek
                                    Deborah R. Gatzek
                                    Vice President & Secretary




                              TEMPLETON ASSET MANAGEMENT LTD.



                              By:   /s/ Martin L. Flanaga
                                    Martin L. Flanagan
                                    Director